EXHIBIT 99.1

FOR IMMEDIATE RELEASE
                                           FOR FURTHER INFORMATION:
                                                                                  Investor Relations: Joan Wolf
                                                                                                           631-650-6201
                                                                         BlissPR: John Bliss:  212-840-1661

VICON REPORTS SECOND QUARTER RESULTS

HAUPPAUGE, NY, May 5, 2010 - Vicon Industries, Inc. (VII: NYSE-AMEX), a designer and producer of video security and surveillance systems, today reported operating results for the second fiscal quarter ended March 31, 2010.   The announcement was made by Chairman and CEO Ken Darby, who said results reflect the low revenue level, as a result of continuing weak order rates and customer imposed delivery delays.

Net sales for the second fiscal quarter were $11.4 million, a decrease of 23% compared with $14.7 million in the second quarter of the prior fiscal year.  A net loss was incurred of $690,000 ($.15 per share), compared with net income of $390,000 ($.08 per diluted share) in the prior year quarter.

For the six months, net sales were $22.5 million, a decrease of 26% compared with $30.4 million in the first six months of the prior fiscal year.  The net loss totaled $1,387,000 ($.30 per share), compared with net income of $898,000 ($.19 per diluted share) in the prior year six-month period.

Commenting on the second quarter results, Mr. Darby said U.S. sales declined 18% to $6.2 million while foreign sales were off 27% to $5.2 million.  “We continue to see weak demand worldwide as evidenced by the order intake for the quarter of $11.8 million and $25.5 million for the six months.  Business is off in all our normal markets and sales channels.  While quoting activity has improved recently, closing business still remains a challenge.  The U.K. and Europe has the dual problem of weak economies and declining currency values” said Mr. Darby.

Gross margins in the second quarter were 41.1%, compared with 44.6% in the prior year quarter.  The lower margins reflect competitive pressures as well as the effect of lower sales in relation to a primarily fixed overhead structure.  Operating costs in the second quarter declined $238,000 to $5.7 million, principally as a result of lower selling and G&A costs.

There has been no change in the status of the patent litigation from that previously reported.  “We continue to wait for a decision by the U.S. Patent Office Board of Appeals and Interferences” said Mr. Darby.

Vicon Industries, Inc. designs, engineers, assembles, and markets a wide range of video and access control systems and system components used for security, surveillance, safety, communication and process control purposes by a broad group of end users worldwide.

This news release contains forward-looking statements that involve risks and uncertainties.  Statements that are not historical facts, including statements about the adequacy of reserves, estimated costs, Company intentions, probabilities, beliefs, prospects and strategies and its expectations about expansion into new markets, growth in existing markets, enhanced operating margins or growth in its business, are forward-looking statements that involve risks and uncertainties.  Actual results and events may differ significantly from those discussed in the forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

Table of Operations

Vicon Industries, Inc.

Condensed Statements of Operations

(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31
	2010	2009	2010	2009

Net sales	$11,375,000	$14,706,000	$22,474,000	$30,407,000
Gross profit	4,673,000	6,557,000	9,311,000	13,704,000
Selling, general and
administrative expense	4,314,000	4,565,000	8,699,000	9,369,000
Engineering and development
expense	1,386,000	1,373,000	2,742,000	2,900,000
Operating income (loss)	(1,026,000)	619,000	(2,130,000)	1,435,000
Income (loss) before income taxes	(971,000)	620,000	(2,028,000)	1,428,000
Income tax expense (benefit)	(281,000)	230,000	(641,000)	530,000

Net income (loss)	$(690,000)	$390,000	$(1,387,000)	$898,000

Earnings (loss) per share:

Basic and Diluted	$(.15)	$.08	$(.30)	$.19

Shares used in computing earnings (loss) per share:

Basic	4,533,000	4,619,000	4,561,000	4,648,000
Diluted	4,533,000	4,721,000	4,561,000	4,745,000